EXHIBIT 10 (K)

AMENDMENT TO THE BANCORPSOUTH, INC.

1995 NON-QUALIFIED STOCK OPTION PLAN FOR

NON-EMPLOYEE DIRECTORS

THIS AMENDMENT TO THE BANCORPSOUTH, INC. 1995 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS is adopted by BancorpSouth, Inc. (the “Company”) effective as of October 23, 2013.

RECITALS:

WHEREAS, the Company established the 1995 Non-qualified Stock Option Plan for Non-employee Directors (the “Plan”), effective as of January 24, 1995, in order to encourage equity ownership by members of the Company’s Board of Directors and to align the financial interests of the Board and the Company’s shareholders;

WHEREAS, the Executive Compensation and Stock Incentive Committee has recommended that the Plan be amended to (i) require shareholder approval of any repricing of outstanding stock options under the Plan, as required by Rule 303A.08 of the Listed Company Manual of the New York Stock Exchange, and (ii) eliminate the six-month performance period and vesting conditions on awards;

WHEREAS, the Plan provides that it may be amended by action of its board of directors and the Executive Compensation & Stock Incentive Committee has determined that, under the terms of the Plan, further action is not required for such amendment to become effective;

NOW, THEREFORE, the Plan is hereby amended effective as of October 23, 2013, as follows:

I.	The following is added as new Section 3.3 to the Plan:

 3.3Limitation on Option Repricing. The Committee’s authority hereunder to amend Agreements or otherwise modify an Award is limited in accordance with the Listing Company Manual of the New York Stock Exchange. Pursuant to Rule 303A.08 thereof, any modification or amendment of an Option that would be treated as a “repricing” shall be effective only upon the approval of the Company’s shareholders.  The term “repricing” for this purpose means any of the following or any other action that has the same effect:

(a)	Lowering the exercise price of an Option after it is granted; or

(b)Any other action that is treated as a repricing under generally accepted accounting principles; or

(c)Cancelling an Option at a time when its exercise price exceeds the Fair Market Value of the Stock subject to the Option, in exchange for another Option, Restricted Stock or any other Award that is based on Stock or any other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

II.	Section 4.1(c) of the Plan is restated as follows:

(c)Option Period. The period during which an Option may be exercised and the date of its expiration, which shall be specified by the Committee on the Grant Date. The period within which an Option may be exercised is hereinafter referred to as the “Option Period.”

III.	Section 6.1 of the Plan is restated as follows:

 6.1Minimum Restrictions on Stock Rights.  Options shall not be exercisable, restrictions on Restricted Stock shall not lapse, and Stock under a Restricted Stock Unit shall not be transferable to the Participant until the vesting and/or performance conditions established by the Committee under the Award have been satisfied.

[Execution Page Follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the undersigned officer of BancorpSouth, Inc. has executed this AMENDMENT TO THE BANCORPSOUTH, INC. 1995 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, to be effective as of the date first written above.

BANCORPSOUTH, INC.

By: /s/James D. Rollins III

Its: Chief Executive Officer